Exhibit 99.1

234 Ninth Avenue North Seattle, WA 98109	T 206-624-3357 F 206-624-6857 www.jonessoda.com

NEWS RELEASE

JONES SODA CO. ANNOUNCES THIRD QUARTER 2004 FINANCIAL RESULTS

— Third Quarter Revenues Increased 31% to $7.7 Million —

— Third Quarter Net Income Increased 47% to $404,443 –

— Third Quarter EPS Increased 100% to $0.02 —

October 28, 2004	Trading Symbol:	TSXVE	JSD
		OTC:	JSDA

Seattle, Washington U.S.A. – Jones Soda Co. (the “Company” or “Jones”) today announced financial results for the third quarter ended September 30, 2004.

Net sales for the third quarter of fiscal 2004 increased 31.6% to $7,785,054 compared to $5,917,195 for the third quarter of fiscal 2003. Net income for the quarter increased 47% to $404,443, or $0.02 per diluted share, versus $275,447, or $0.01 per diluted share during the same period a year ago.

For the nine months ended September 30, 2004, net sales increased approximately 31.5% to $21,045,323 compared to $16,000,631 for the nine months ended September 30, 2003. Net income for the nine months ended September 30, 2004 was $1,245,814 or $0.06 per diluted share versus $521,657, or $0.03 per diluted share during the same period a year ago.

Gross margin for the third quarter of 2004 decreased to 34.9% compared to 37.0% for the third quarter of 2003. Operating expenses as a percentage of sales improved to 29.7% during the quarter compared to 31.9% for the corresponding period a year ago.

Peter van Stolk, President and C.E.O, commented, “We are extremely pleased with our third quarter performance, which was primarily driven by robust sales in all of our key markets and continued operating margin expansion. These record results are testament to the ongoing strength of our brand and highlight our growing position in the marketplace. Our positive momentum continues and we remain excited about our prospects for the future.”

Mr. van Stolk stated, “Once again, we experienced a strong double digit increase in case sales in the quarter with all of our geographic territories posting solid gains. Our core DSD (Direct Store Distribution) business performed very well, both in our newer markets such as the Northeast and Southeast, as well as our more established regions like the Midwest and Western United States and Eastern and Western Canada. We were also very pleased with our direct-to-retail business during the quarter. Our partnerships with Starbucks, Panera Bread and Barnes & Noble continue to exceed our expectations and remain a powerful sales and marketing vehicle for our portfolio of Jones Soda branded products.”

“We also made important strides throughout the quarter to increase operating efficiencies and enhance our management team,” Mr. van Stolk further commented. “We continued to drive operating expense leverage and generate meaningful improvements in our account receivables turnover. In addition, we hired Peter Leahy as Executive Vice President, Sales. Peter has worked for a number of consumer giants such as Coors, Johnson & Johnson, Colgate Palmolive and Coca-Cola and his wealth of knowledge and experience will be invaluable to us. We remain focused on further building our platform across the board to better support long-term growth and profitability.”

Mr. van Stolk continued, “In early October we launched our 12-ounce Jones Soda cans exclusively in Target. Revenue for this 12-ounce Jones Soda can package were not included in our Third Quarter results. Although we are still very early in the process, the initial results have far exceeded our internal plan. Target is a world class retailer that has created an enormous loyal customer base through its combination of high quality, value-oriented merchandise and we believe Jones Soda represents a perfect addition to its diversified mix of leading brands and products. Our new Jones Fridge Pack 12-pack represents the first interactive package for the CSD (Carbonated Soft Drink) category and demonstrates our ongoing commitment to bringing innovation and excitement to the market. We are very enthusiastic about this new and unique licensing deal with Target and we look forward to maximizing this incredible opportunity.”

Mr. van Stolk concluded, “Over the past year we have successfully created additional streams of revenue, attracted high profile retail partners and entered into new product categories, while simultaneously improving operations and increasing profit. At the same time, we remain very relevant to our core customers and we continue to build our brand equity and lifestyle status. But perhaps most important, with the introduction of Jones Soda cans we have the ability to transcend the $15 billion new age premium soda market and compete in the much larger $50 billion CSD category. Our business is strong, our team is focused and we are dedicated to fully leveraging our unique position in the industry.”

Headquartered in Seattle, Washington, Jones Soda Co. manufactures its Jones Soda, Jones Naturals, Jones Energy and Whoopass brands and sells through its distribution network in select markets across North America and through several large national retail accounts. A leader in the premium soda category, Jones is known for its innovative labeling technique that incorporates always-changing photos sent in from its consumers. Jones Soda is sold through traditional beverage retailers and everywhere you’d never expect to find a soda.

This press release contains forward-looking statements and projections concerning our plans, strategies, expectations, predictions and financial projections about our future activities and results of operations and other future events or conditions, and are “forward-looking statements”. Words such as “expect,” “believe,” “prospects”, “opportunities” and other similar expressions are intended to identify these forward-looking statements. In particular, statements in this release regarding potential growth opportunities and new product lines, working capital and cash flow management, operational and expense controls, future profitability and results of operations are forward looking. Statements in this press release, and elsewhere, that look forward in time or include anything other than historical information involve risks and uncertainties that may affect our actual results of operations. These statements are subject to certain risks, including, among others, future demand for our products in existing and new markets, competition from other businesses providing similar products, the ability to maintain profitability and control expenses and our ability to successfully execute our business strategy. These and other risks and uncertainties are discussed in more detail in our periodic reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, which are available at the SEC website at www.sec.gov.

(See attached Exhibits)

JONES SODA CO.

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited - $US)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenue	$7,785,054	$5,917,195	$21,045,323	$16,000,631
Cost of Goods Sold	5,068,073	3,726,593	13,765,735	10,203,376

Gross Profit	$2,716,981	$2,190,602	$7,279,588	$5,797,255
Gross Margin	34.9%	37.0%	34.6%	36.2%

Operating Expenses:
Promotion and Selling	$1,712,784	$1,357,930	$4,356,749	$3,675,448
General & Admin.	542,444	444,974	1,546,854	1,359,018
Dep’n & Amortization	52,187	41,813	144,902	121,130
Non Cash Stock Compensation	4,939	45,539	14,780	108,623

	2,312,354	1,890,256	6,063,285	5,264,219

Earnings from Operations	404,627	300,346	1,216,303	533,036
Other income (expense)	(184)	(24,899)	29,511	(11,379)
Earnings	$404,443	$275,447	$1,245,814	$521,657

Earnings per share:
Basic	$0.02	$0.01	$0.06	$0.03
Diluted	$0.02	$0.01	$0.06	$0.03

JONES SODA CO.

CONSOLIDATED BALANCE SHEET

(Unaudited - $US)

	Sept. 30, 2004	Dec. 31, 2003
ASSETS

Current Assets:
Cash and cash equivalents	$644,311	$315,988
Accounts Receivable	2,282,778	1,507,374
Inventory	3,160,447	2,000,924
Prepaid Expenses	279,508	275,623

	$6,367,044	$4,099,909
Capital Assets	676,490	490,273
Intangible Assets	55,486	75,856

	$7,099,020	$4,666,038

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued liabilities	$2,713,108	$2,059,587
Current portion of capital lease obligations	57,648	41,630
Current portion of deferred revenue	50,000	50,000

	$2,820,756	$2,151,217
Capital Lease Obligations	119,830	19,712
Deferred Revenue	62,500	100,000
Shareholders’ Equity	4,095,934	2,395,109

	$7,099,020	$4,666,038

For further information, contact:

Jennifer Cue, Jones Soda Co.

(206) 624-3357 or jencue@jonessoda.com

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